UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2008
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SES Solar Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000- 49891	33-0860242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	1228
(Address of principal executive offices)	(Zip Code)

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Registrant’s telephone number, including area code: 41.22.884.1484

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, SES Solar Inc. (“SES”) has been negotiating the sale of its photovoltaic power station installed on the roof of its manufacturing facility in Geneva, Switzerland. On June 20, 2008, SES announced that it had agreed to sell its photovoltaic power station to Services Industriels de Geneve (“SIG”), a company controlled by the Geneva State Department of Territory - Service of Energy (“ScanE”) for gross proceeds of CHF5,716,788 ($5,496,383), inclusive of VAT.

The terms of the sale, which will be filed under cover of a separate Form 8-K upon completion of this transaction, stipulate that title to the photovoltaic power station will transfer to SIG thirty (30) days after the appropriate technical documentation and certificates related to the power station are provided by SES to SIG and SES transfers the insurance policy covering the power station to SIG. SES will receive the CHF5,716,788 proceeds from this sale during the first half of August 2008, after which time title to the power station will transfer to SIG.

SES anticipates that it will apply a portion of the proceeds of this sale to satisfy in full its outstanding loan with ScanE, dated September 18, 2007, in the amount of CHF4,500,000.

As a result of this sale, and upon its completion, SES does not anticipate that it will continue to generate revenue from the sale of electricity produced by its photovoltaic power station. SES will, however, continue to recognize all revenue received from the sale of electricity produced by the power station up to the date of closing and transfer of title.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2008	SES SOLAR INC.

	By:	/s/ Sandrine Crisafulli
Sandrine Crisafulli
Chief Financial Officer and Chief Operating Officer